Mail Stop 3561
								October 8, 2008

Via Fax & U.S. Mail

Mr. Stewart Halpern
Chief Financial Officer
7480 Mission Valley Road, Suite 101
San Diego, California 92108

Re:	Mad Catz Interactive, Inc.
	Form 10-K for the year ended March 31, 2008
      Filed June 30, 2008
	File No. 001-14944

Dear Mr. Halpern:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.



Sincerely,



      Linda Cvrkel
Branch Chief






VIA FACSIMILE (619) 683-9829
Mr. Stewart Halpern
Mad Catz Interactive, Inc.
September 11, 2008
Page 1